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                                                                    Exhibit 23.2


                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Board of Directors of International Imaging Materials, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 33-42685, 33-44299 and 333-38923) on Form S-8 of Paxar Corporation of our reports dated April 23, 1997, relating to the consolidated balance sheets of International Imaging Materials, Inc. and subsidiaries as of March 31, 1997, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the two-year period ended March 31, 1997, and related schedule, which reports appear in or are incorporated by reference in the December 31, 1997, annual report on Form 10-K of Paxar Corporation.



/s/ KMPG Peat Marwick LLP
-------------------------
KPMG PEAT MARWICK LLP


Buffalo, New York
March 26, 1998